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                                                                    EXHIBIT 99.3

AMKOR TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

BUSINESS IS ROBUST
OUTLOOK REMAINS STRONG FOR 2000

WEST CHESTER, Pa.--(BUSINESS WIRE)--Feb. 3, 2000--Amkor Technology, Inc. (Nasdaq: AMKR), the world's largest provider of contract semiconductor packaging and test services, cited robust demand in reporting financial results for the fourth quarter ended December 31, 1999.

Total revenues were $538 million, up 27% from $425 million in the fourth quarter of 1998. Assembly & test revenues rose 29% to $457 million from $355 million in the fourth quarter of last year. Wafer fab revenues were $81 million compared with $69 million in the fourth quarter of 1998.

Operating income rose sharply, to $62.8 million compared with $32.3 million in the fourth quarter of 1998. Fourth quarter 1999 net income before an after-tax, non-cash charge of $13.9 million for the early conversion of convertible debt was $34.1 million, or $0.26 per share. Including this after-tax charge, fourth quarter 1999 net income was $20.2 million, or $0.16 per share. Net income for the fourth quarter of 1998 was $19.7 million, or $0.16 per share.

As previously announced, during the fourth quarter, Amkor exchanged approximately $154 million of its 5 3/4% Convertible Subordinated Notes for 12.1 million shares of Amkor common stock, resulting in an after-tax, non-cash charge of $13.9 million, or $0.10 per share.

For the full year of 1999, revenues rose 22% to $1.91 billion from $1.57 billion in all of 1998. Net income before the after-tax non-cash charge noted above of $13.9 million for the early conversion of convertible debt was $90.6 million, or $0.73 per share. Including this after-tax charge, net income for 1999 was $76.7 million, or $0.63 per share. For 1998, pro forma net income was $71.0 million, or $0.66 per share.

"We completed 1999 on a excellent note, with strong unit growth, a stabilizing pricing environment, improving factory efficiency, and the successful introduction of several product families," said John Boruch, Amkor's president. "More important, we've entered 2000 with very strong business momentum, which suggests that our growth will continue to outpace that of the semiconductor industry during the coming year."

Unit shipments rose 51% over the year-ago quarter and 11% over the third quarter of 1999. High end (advanced leadframe and laminate) products were 63% of packaging and test revenues for the fourth quarter, compared to 58% in the fourth quarter of 1998.

"We are rapidly expanding capacity in the Philippines and Korea to accommodate strengthening demand across a broad spectrum of our package technology," continued Mr. Boruch. "We have seen tremendous acceptance of several, recently introduced advanced packaging solutions for a wide variety of leading edge applications. Our Chip Array family is supporting the high growth flash memory and wireless markets. Our MicroLeadframe technology is supporting emerging analog applications and the exciting Bluetooth communication standard for various customer communication chips and modules. Production rates for these two package families are expected to increase significantly during the next several months.

"During the quarter, Anam's wafer foundry added several key customers, and is now supplying wafers to 9 companies, including TI, who is still the primary customer," said Mr. Boruch. "I am delighted to note that the fab has commenced the first phase of an expansion program, which should increase capacity to 22,000 wafers per month by the end of the first quarter. There is very strong customer support for this foundry, and our plan is to find ways to expand this fab to its full design capacity of 30,000 wafers per month by the end of 2000. The foundry is currently producing wafers down to the .18 micron level."

"With respect to Anam Semiconductor, we believe the proposed transaction to acquire Anam's three remaining packaging plants is in our best interest, and we remain optimistic that our negotiations with the Korean banks will reach a successful conclusion," added Mr. Boruch.

In October 1999, Amkor made a $42 million investment in Anam Semiconductor, Inc. ("ASI"), representing an approximate 19% ownership stake, in connection with ASI's Workout program. Under the equity method of accounting, Amkor includes its proportionate share of ASI's results in the line item "Equity in Loss of Investees." Ken Joyce, Amkor's Chief Financial Officer, noted, "Gross margins continued to improve during the quarter as increasing unit volumes permitted better absorption of our factory overhead, resulting in lower costs. In addition, pricing continued to stabilize, with overall ASP declines around 3% for the fourth quarter. This compares very favorably with the 9% ASP decline we experienced in the fourth quarter of last year. Our balance sheet strengthened considerably during the quarter in connection with the exchange of $154 million of Convertible

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Subordinated Notes into Amkor common stock. Our effective tax rate for the fourth quarter was 22%, reflecting higher levels of operating profit at factories operating under tax holidays." Pro forma results are presented for the full year 1998 because prior to May 1, 1998 certain of the Company's subsidiaries were taxed as S corporations and as a result, did not recognize any provision for Federal income taxes.

Pro forma financial data reflect a pro forma provision to reflect the U.S. Federal and state income taxes, which would have been recorded by the Company if these subsidiaries had been C corporation.

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. Amkor offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep submicron wafer fabrication; wafer probe, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing.

More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

This news release contains forward-looking statements - such as (1) our belief that demand for our microelectronics manufacturing services will remain robust during the coming year and that our growth will continue to outpace that of the semiconductor industry during the coming year; (2) our plans to rapidly increase capacity to accommodate strong demand; (3) our belief that production rates for our Chip Array and MicroLeadframe package families will increase significantly during the next several months; and (4) our belief that negotiations with the Korean banks will reach a successful conclusion; - that involve risks and uncertainties that could cause actual results to differ from anticipated results.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

     CONTACT:  Amkor Technology
               Jeffrey Luth (Investors)
               610/431-9600 ext. 5613
               jluth@amkor.com
                         or
               Peter Brown (Media)
               480/821-5000
               pbrow@amkor.com